Exhibit 107.1

Calculation of Filing Fee Table

F-3
(Form Type)

Barclays Bank PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	Global Medium-Term Notes, Series A	457(r)	100	$1,000	$100,000[1]	0.0001531	$15.31

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering.

[1] The prospectus relates to an increase in the notional amount of the related securities. Filing fees relating to the original amount were paid previously.